EXHIBIT 10.7
ASTRONICS CORPORATION
EMPLOYMENT TERMINATION BENEFITS AGREEMENT DATED DECEMBER 16, 2003 BETWEEN ASTRONICS
CORPORATION AND DAVID C. BURNEY, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF ASTRONICS
CORPORATION
EMPLOYMENT TERMINATION BENEFITS AGREEMENT
          AGREEMENT, made this 16th day of December, 2003, between ASTRONICS CORPORATION, a New York corporation with an office and place of business at 1801 Elmwood Avenue, Buffalo, New York 14207 (the “Company”), and David C. Burney who resides at 111 Pinewood Drive, West Seneca, New York 14224 (“Executive”).
          RECITALS:
          Executive is presently employed by Company and the Board of Directors of Company (the “Board”) recognizes that Executive’s contribution to the growth and success of Company has been substantial;
          The Board desires to establish appropriate employment arrangements which the Board has determined will reinforce and encourage Executive’s continued attention and dedication to the Company’s business and success as a member of the Company’s management, furthering the best interest of the Company and its shareholders; and
          Executive is willing to commit himself to continue to serve Company on the terms and conditions herein provided.
          NOW, THEREFORE, in consideration of the mutual promises and the respective covenants and agreements of the parties herein contained and intending to be legally bound hereby, the parties hereto agree as follows:
          — DEFINITIONS
          Terms Defined. In addition to any words and terms elsewhere defined herein, the following words and terms shall have the meanings indicated below unless the context or use indicates a different meaning:
          “CAUSE” shall mean any act that is materially inimical to the best interests of the Company and that constitutes, on the part of the Executive, intentional or grievous wrong, including, but not limited to, common law fraud, a felony, or other gross malfeasance of duty.
          A “CHANGE OF CONTROL” shall mean the transfer in one or more transactions, extending over a period of not more than 24 months, of Common Stock of the Company possessing 25% or more of the total combined voting power of all Class A and Class B Shares of Common Stock. A transfer shall be deemed to occur if shares of Common Stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of such Common Stock.
          “COMMON STOCK” shall mean the Class A and Class B $1.00 par value shares of the capital stock of the Company, as well as all other securities with voting rights or convertible into securities with voting rights.
          “COMPENSATION” shall mean the base salary paid to the Executive for a calendar year plus any cash bonus or cash incentive payments earned for or attributable to that year, whether or not the bonus or incentive payments are paid during that year. “AVERAGE ANNUAL COMPENSATION” shall mean the average of the Compensation paid to Executive for the two years preceding termination.
          “COMPENSATION COMMITTEE” shall mean the Executive Compensation Committee of Board, as it is constituted from time to time.

          “COMPANY” shall mean ASTRONICS CORPORATION, as well as any successors or assigns of ASTRONICS CORPORATION, whether by transfer, merger, consolidation, acquisition of all or substantially all of the business assets, change in identity, or otherwise by operation of law and for purposes of employment of Executive shall also mean any parent, subsidiary or affiliated entity to whom Executive’s services may be assigned.
          “DISABILITY” shall mean the inability of Executive to perform a substantial portion of his duties hereunder for a continuous period of 6 months or more.
          “EFFECTIVE DATE” shall mean the date of this Agreement.
          “INVOLUNTARY TERMINATION OF EMPLOYMENT” shall mean a severance of the Executive’s employment relationship prior to age 65, other than for death, Disability, Retirement, or Cause, by or at the instigation of Company or by or at the instigation of Executive where Executive’s pay has been diminished or reduced to a greater extent than any diminution or reduction of Company’s Executives generally. Where there has been a Change of Control, Involuntary Termination of Employment shall mean a termination of the employment relationship by or at the instigation of Company or by or at the instigation of Executive (whether before or after age 65) within two years of the Change of Control.
          “RETIREMENT” shall mean the election of Executive to retire from active employment with Company at the end of the month in which Executive attains 65 years of age or thereafter. Retirement shall also mean a similar election by Executive prior to age 65, where Executive elects to receive early Retirement benefits under the Company’s Profit Sharing Plan or any successor Company retirement plan.
          “TERM OF EMPLOYMENT” means the period commencing on the effective date and expiring on the earliest to occur of (i) Executive’s death, Disability or Retirement, (ii) the Voluntary Termination of Employment by Executive, or (iii) Termination for Cause of Executive’s employment.
          “TERMINATION FOR CAUSE” shall mean severance of the Employment relationship based upon or brought about by Cause as defined in paragraph (a) above.
          “VOLUNTARY TERMINATION OF EMPLOYMENT” shall mean a severance of the Employment relationship by or at the instigation of Executive, other than a termination occurring upon a Change of Control as defined in paragraph (b) above, or upon death, Disability or Retirement.
          — EMPLOYMENT, TERM, DUTIES
          Employment. Company hereby hires Executive, and Executive agrees to serve Company, for a term beginning on the Effective Date of this Agreement, and ending on the last day of the Term of this Agreement.
          Term. The term of this Agreement shall begin on the Effective Date, and shall end as provided in Section 5.01. Unless benefits under this Agreement are being provided at that time, this Agreement shall also end upon Executive’s attainment of age 70.
          Capacity. Executive shall serve in such executive or managerial capacity as the Board of Directors of the Company shall determine, and shall have all of the duties, responsibilities, obligations and privileges commensurate with such position.
          Duties. Executive agrees to devote his full business time and energy to the business and affairs of Company and to utilize his best efforts, skill and abilities to promote such interest, performing such duties as may be assigned on the executive or managerial level. Company agrees that Executive shall have such powers and authority as shall reasonably be required to enable Executive to discharge his duties in an efficient manner.
          Base of Operations. Company agrees that Executive’s base of operations shall be Executive’s location as of the Effective Date of this Agreement. Although Executive recognizes that substantial traveling may be required in connection with employment, Executive shall not be required to operate from any other area without Executive’s prior consent.

          — COMPENSATION AND BENEFITS
          Base Salary and Profit Share. During the Term of Employment, Company shall pay Executive for all services to be rendered as set forth herein, a base salary as determined from time to time by the Compensation Committee, plus an annual bonus award based on the performance of the Company and of the Executive as the Compensation Committee may determine. The base salary shall be payable in periodic installments not less frequently than on a monthly basis. Any bonus award shall be payable annually in the month of January and shall be based on performance for the prior fiscal year.
          This Agreement shall not be deemed abrogated or terminated if Company, in its discretion, shall determine to modify the base compensation of Executive for any period of time, and Executive accepts the modification, but nothing herein contained shall be deemed to obligate Company to make any increase in base compensation.
          Other Employment Benefits. Executive shall be entitled to all rights and benefits for which he shall be eligible under any retirement, profit sharing, employee stock purchase plan, savings and investment plan, business travel, group life, disability, accident or health insurance, vacation, and other benefit plans which Company provides for its employees generally, as well as for any stock option, incentive compensation, club memberships, supplemental medical and life insurance coverages and similar benefit plans which Company provides for executive personnel having duties and responsibilities similar to those of Executive.
          Reimbursement of Expenses. Company shall provide Executive with an automobile or an allowance for automobile use and shall pay or reimburse Executive for all reasonable traveling or other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement upon presentation of expense statements or vouchers, and such other supporting information as it may from time to time request.
          — NON COMPETITION, CONFIDENTIAL DATA
          Non-Competition. During the term of this Agreement, and in the event of Involuntary Termination upon a Change in Control until the last payment of any benefits to Executive under this Agreement, Executive will not directly or indirectly engage in or compete with the business of the Company, either as owner, partner or employee. In the event that Executive shall compete with the business of the Company, payment of benefits under this Agreement will be suspended so long as Executive engages in activity deemed to be in competition with the business of the Company.
          Confidential Information. Executive agrees, during the term of this Agreement and thereafter, not to use or make use of nor to divulge to anyone other than authorized personnel or representatives of Company, any information or knowledge relating to the business, business methods or techniques of Company including, without being limited to, information about accounting procedures, training methods or techniques, data, processes, research manufacturing formulae, costing, sales prospects, customers’ or suppliers’ lists, bidding formulae, sales, profits or costs, except to the extent that Executive can establish the same to be generally known to the public or recognized as standard practice in the business in which Company is engaged or to the extent Executive is required to divulge such information or knowledge in connection with any legal proceeding.
          Patents and Inventions. Executive agrees that any patents, inventions, improvements, discoveries, formulae or processes which he may obtain, make or conceive during the period of employment hereunder, shall be the sole and exclusive property of Company, and that he will sign and execute any and all applications, assignments or other instruments necessary or appropriate to assign, convey or otherwise make available exclusively to Company all such patents, inventions, improvements, discoveries, formulae or processes.
          Enforcement. Executive agrees that in the event of a breach or threatened breach by Executive of any provision of this Article, Company may institute legal proceedings to compel Employee compliance hereunder, including injunctive relief and any other remedy provided in law or equity. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
          In the event of such judicial modification, Company may, if it determines in its sole judgment that such action is contrary to the best interests of Company, within ten days after notification of such modification, terminate all obligations of Company under this Agreement by giving Executive not less than 15 days notice of such termination.

          — TERMINATION
          Termination of Employment. Executive’s employment by Company shall terminate on the earliest to occur of (a) Executive’s death, Disability or Retirement, (b) Voluntary Termination of Employment by Executive, or (c) Termination for Cause of Executive’s employment. In any such event this Agreement shall also terminate other than for the provisions of Articles IV, VI and VII, which shall survive such Termination.
          The existence of Disability, as defined herein, shall be determined in the sole judgment of the Compensation Committee, and effective upon delivery to Executive of written notice that such determination has been made, Executive’s employment shall be terminated and Executive shall be removed from all positions, as an officer, director, or otherwise, with Company.
          5.02 Effect of Involuntary Termination. This Agreement shall survive an Involuntary Termination of Employment.
          5.03 Executive Obligations Upon Termination. Executive agrees that upon termination of services under this Agreement, for any cause whatsoever, he will deliver to Company all documents, drawings, papers, computer tapes or discs, notes, memoranda, handbooks, manuals, and all other tangible material on which information is stored or recorded, and all copies thereof which Executive has in his control or possession in any way related to the business of Company, its customers, suppliers or affiliates.
          — BENEFITS UPON TERMINATION
          Death, Disability, Retirement. In the event of termination upon death, or by virtue of Retirement or Disability, Executive’s surviving spouse or estate shall be entitled to the benefits provided generally by the Company to its executives.
          Termination For Cause. Upon termination of Executive’s employment for Cause, Executive shall be entitled to his base salary up to the date of such termination, as well as any vested benefits under any Company retirement plan or supplemental retirement plan in which Executive may participate. Under such termination, Executive shall not be entitled to participate in any profit share award or incentive compensation payable after the date of termination, but will be eligible to receive a payment in cash for any unutilized vacation benefits accrued for Executive. Unless otherwise provided by law, Executive shall not have the right or privilege of exercising any stock options held by Executive and issued under any stock option plan or stock purchase plan of the Company.
          Voluntary Termination of Employment. In the event of Executive’s Voluntary Termination of Employment with Company, Executive shall be entitled to his employment benefits up to the date of termination, including any vested benefits under any Company profit sharing, retirement plan or supplemental retirement plan, in which Executive may participate, but unless any profit share award or incentive compensation is payable prior to such termination, Executive shall not receive any such payment. Executive shall receive a payment in cash for any unutilized vacation benefits accrued for Executive. Executive shall have the right to exercise any stock options previously granted to Executive to the extent permitted by the terms of the applicable stock option plan or the grant thereunder
          Involuntary Termination of Employment. In the event of the Involuntary Termination of Employment in the circumstance of a Change in Control, Executive shall be entitled to receive his base salary then in effect or his Average Annual Compensation, whichever is greater, for a period of one (1) year; any vested benefits under any Company retirement plan, profit sharing or supplemental retirement plan in which he may participate; the continuation at Company’s expense for one (1) year of any club memberships held by Executive for which reimbursement was provided by Company; and, for a period of one (1) year, continue to be provided with an automobile, or reimbursement of automobile expense. In lieu of the continuation of the foregoing pay and benefits provided for in the foregoing sentence, Executive may elect to receive some or all of such pay and benefits in a lump sum, the same to be paid within sixty (60) days of Executive’s written election, which election must be made within sixty (60) days of the Involuntary Termination of Employment. Executive shall have the right to exercise any vested or unvested stock options held by Executive at the date of termination within the one year period after the date of such Involuntary Termination of Employment but not later than the expiration date(s) of such stock options, or if such exercise is not permitted or, in any event, if Executive so elects, an amount equal to the bargain element of such options, vested or unvested, shall be paid. Executive shall also receive for one (1) year after Termination the same health, life and disability insurance coverages for which he was eligible during employment. Executive shall also receive a payment in cash for any unutilized vacation benefits accrued for Executive. Notwithstanding the foregoing, if the Executive dies within three months from the date of the Involuntary Termination of Employment, his vested and unvested stock options may be exercised within the one year period after the date of such Involuntary Termination of Employment but not later than the expiration date(s) of such stock options, or if such exercise is not permitted or, in any event, if Executive so elects, an amount equal to the bargain element of such options, vested or unvested, shall be paid. For purposes of this Section 6.04, the bargain element of options shall be determined as of the date a Change of Control occurs.
          — MISCELLANEOUS
          Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered, electronically transmitted, or mailed, first class postage prepaid, addressed to Company at 130 Commerce Way, East Aurora, New York 14052 (with a copy to Hodgson Russ LLP, attention John B. Drenning, Esq., One M & T Plaza, Suite 2000 Buffalo, New York 14203), or to Executive at the address on the first page, or such other address as may be designated by notice in accordance with the provisions of this Section.
          Arbitration. All disputes, differences and controversies arising under or in connection with this Agreement, including but not limited to its interpretation, construction, performance or application, shall be settled and finally determined by arbitration in the City of Buffalo, New York, under the then existing rules of the American Arbitration Association.
          Entire Agreement. This instrument contains the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any prior agreement or understanding, and no amendment, modification or waiver of any provision hereof shall be valid unless it be in writing and signed by Company and Executive.
          Non-Waiver. The waiver of, or failure to take action with regard to, any breach of any term or condition of this Agreement shall not be deemed to constitute a continuing waiver or a waiver of any other breach of the same or any other term or condition.
          Paragraph and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way, the meaning or interpretation of this Agreement.
          Gender and Number. The masculine gender used herein shall be deemed to include the feminine and neuter genders, and vice versa, and the singular or plural, shall be deemed to include the plural or singular, as the case may be, when required by the context, and the word “person” shall include corporation, firm, partnership or other form of association.
          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any of which shall be deemed an original, and all of which together shall constitute one and the same instrument, notwithstanding that all of the parties are not signatory to the original or the same counterpart.
          Persons Bound — Non-Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto, their legal representatives, heirs, distributees, successors and assigns. Except as expressly stated herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement. Neither this Agreement nor any rights hereunder shall be assignable by Executive.
          Guarantee of Company. If Executive’s services are assigned to any parent, subsidiary or affiliate of Company, Company shall remain liable as a guarantor of the obligations hereunder.
          Inconsistent Provisions. If any provision of this Agreement is inconsistent with any provision or any plan or resolution (including a severance pay resolution) providing benefits substantially similar to those provided by this Agreement or any other document required or executed pursuant to this Agreement, the provisions of this Agreement shall be controlling.
          Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to the other person and circumstances shall not be affected thereby and each term and condition of the Agreement shall be valid and enforced to the fullest extent permitted by law.
          Choice of Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the choice of law principles of those laws.

          No Conflicting Agreement. Executive represents and warrants to Company that he is not a party to, or bound by, any agreement, understanding or plan which would interfere with or prevent performance under this Agreement. Company similarly represents and warrants to Executive.
          Attorney’s Fees. In the event that any dispute or difference arising under or in connection with this Agreement results in arbitration or litigation, Company shall reimburse Executive for all reasonable Attorney’s fees and expenses if Executive prevails in such proceeding.
          Authorization. Company represents to Executive that this Agreement has been duly approved by its Board of Directors and execution by an appropriate officer duly authorized.
          IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the day and year first above written

WITNESS:	ASTRONICS CORPORATION

By

WITNESS:

By
DAVID C. BURNEY
FIRST AMENDMENT
of the
EMPLOYMENT TERMINATION BENEFITS AGREEMENT
          THIS AMENDMENT, dated as of December 31, 2008, is between ASTRONICS CORPORATION (the “Company”), and DAVID C. BURNEY (the “Executive”).
RECITALS:
          A. The Company and the Executive have entered into an Employment Termination Benefits Agreement dated as December 16, 2003 (the “Agreement”).
          B. It is intended that the Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (referred to herein as “Section 409A”) so as to not subject the Executive to the payment of additional interest and taxes under Section 409A. In furtherance of this intent, the Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent Section 409A would result in the Executive being subject to the payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement in order to avoid the application of such taxes and interest. Consistent with this intent, the Company and the Executive desire to amend the Agreement to reflect certain changes to the terms and conditions of the Agreement by entering into this First Amendment to the Agreement (this “Amendment”).
          NOW THEREFORE, in consideration of the foregoing, the Company and the Executive agree to amend the Agreement effective as of December 31, 2008 as follows:

          1. Termination of Employment. For purposes of Section 6.04 of the Agreement, no Involuntary Termination of Employment, shall be considered to have occurred unless such Involuntary Termination of Employment would also qualifies as a “separation from service” within the meaning of Section 409A.
          2. Delayed Payments. Notwithstanding any provision in the Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A), to the extent needed to comply with Section 409A, payments due under Section 6.04 of the Agreement which are considered part of a deferred compensation arrangement under Section 409A will be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Executive’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following the Executive’s separation from service (or, if earlier, the date of the Executive’s death).
          3. Treatment as Separation Pay. Section 2 of this Amendment will not apply to the extent such payments can be considered to be “separation pay” that is not part of a deferred compensation arrangement under Section 409A. If permitted by Section 409A, payments to the Executive pursuant to Section 6.04 of the Agreement shall be considered first to come from “separation pay.”
          4. Timing of Reimbursement Payments. Notwithstanding any provision in Section 6.04 of the Agreement to the contrary, any reimbursement of expenses provided for in this Section 6.04 will be made no later than the last day of the calendar year following the year in which the Executive incurred the expense.
          5. The second sentence of Section 6.04 is deleted in its entirety.
          Except as specifically amended hereby, the Agreement shall continue in full force and effect as written.
          This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties have duly executed this Amendment as of this 31 day of December, 2008.
COMPANY:

ASTRONCIS CORPORATION

By
Name:
Title:
EXECUTIVE:

David C. Burney